Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Park Hotels & Resorts Inc. 2017 Omnibus Incentive Plan (as Amended and Restated) of our reports dated February 23, 2023, with respect to the consolidated financial statements of Park Hotels & Resorts Inc. and the effectiveness of internal control over financial reporting of Park Hotels & Resorts Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

May 1, 2023